Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3ASR

HEICO Corporation

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Debt	4.950% Notes due 2031	(1)	457(r)	550,000,000	$	$549,648,000.00	0.0001381	$75,906.39
Fees to be Paid	Debt	5.400% Notes due 2036	(2)	457(r)	650,000,000	$	$649,382,500.00	0.0001381	$89,679.73

Total Offering Amounts:							$1,199,030,500.00		165,586.12
Total Fees Previously Paid:									0.00
Total Fee Offsets:
Net Fee Due:									$165,586.12

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Offering Note(s)

(1)	Represents the aggregate principal amount of each series of notes to be offered pursuant to the prospectus supplement to which this Exhibit 107 relates.
(2)	Represents the aggregate principal amount of each series of notes to be offered pursuant to the prospectus supplement to which this Exhibit 107 relates.